Exhibit 11.2

CODE OF CONDUCT

1. Purpose

1.1            This Code of Business Conduct and Ethics (this "Code") provides a general statement of Birch Mountain Resources Ltd.'s (the "Company") expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer and employee is expected to read and become familiar with this Code and may be required, from time to time, to affirm his or her agreement to adhere to its standards.

1.2            Through this Code, the Company endorses the following principles:

  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  full, fair, accurate, timely and understandable disclosure in the Company's shareholder reports and in other public communications and filings of the Company; compliance with applicable governmental laws, rules and regulations; and

  accountability by all of the Company's directors, officers and employees for adherence to this Code.

1.3            This Code outlines the broad principles of legal and ethical business conduct embraced by the Company. It is a not a complete list of legal or ethical questions a director, officer or employee might face in the course of business, and therefore this Code must be applied using common sense and good judgment. Compliance with the spirit and intent as well as with the letter of this Code is very important.

2. Responsibility

2.1            The Company's Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company's industry, the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company's Chief Executive Officer and Chief Financial Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code. Those who violate this Code will be subject to disciplinary action.

3. Principles of the Code of Conduct

3.1            The principles of the code are the foundation of expected conduct for directors, officers, and employees and each are also required to be knowledgeable of and adhere to the policies and procedures of the organization as such policies and procedures may outline in more detail the required practices.

Compliance with Laws, Rules and Regulations

3.2            Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All directors, officers and employees must respect and obey the laws and governmental rules and regulations of the countries, provinces, states, cities and local communities in which the Company operates. Although the Company does not expect that all directors, officers and employees will know and understand the details of all of these applicable laws, rules and regulations, the Company does expect that all such persons will be familiar enough with such laws, rules and regulations to determine when it is appropriate to seek advice.

Conflicts of Interest; Corporate Opportunities

3.3            The Company requires that its directors, officers and employees, as well as its other agents and representatives, avoid any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company's interests. A conflict of interest generally exists when a person has a direct or indirect personal interest in a transaction or situation that affects or appears to affect his or her judgment and/or divides his or her loyalties between two or more competing interests. A conflict can arise when someone takes action or has an interest that makes it difficult to perform his or her duties on behalf of the Company, objectively and effectively. In particular, no director, officer or employee shall: be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that markets products or services in competition with the Company's current or potential products and services or that supplies products or services to the Company; or that purchases products or services from the Company; have any financial interest, including shares ownership, in any such outside business that might create or give the appearance of a conflict of interest; seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses; be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities with the Company; accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or taking for themselves opportunities that are discovered through the use of the Company's property, information or position.

3.4            The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

3.5            Directors and officers shall notify the Chairman of the Company's Audit Committee and employees who are not directors or officers shall notify the Chief Financial Officer of the existence of any actual or potential conflict of interest.

3.6            The Company will consider utilizing related parties where deemed appropriate. However any related party must submit an engagement letter or statement of work and this will be provide to the Board for review and approval. This process ensures any conflicts of interest or potential conflicts are assessed and that the Board is fully aware of the same.

Insider Trading

3.7            Directors, officers and employees are expected to fully comply with Canadian and United States securities laws with respect to the disclosure of "material" corporate information and with respect to trading in the Company's securities. These laws provide for substantial civil and criminal penalties for individuals who fail to comply. Information that reasonably can be expected to have a significant effect on the market price or value of the Company's shares or to influence an investor's decisions regarding securities transactions is considered "material." Such information may include financial and key business data; merger, acquisition or divestiture discussions; award or cancellation of a major contract; forecasts of future results; significant litigation; and/or gain or loss of a significant customer or supplier.

3.8            Insiders are prohibited from transacting in the Company's shares with knowledge of material information that has not been disclosed to the public. For purposes of these restrictions, an "insider" includes not only directors, officers and employees of the Company, but also anyone else with non-public material information about the Company. You may be deemed to have violated these laws even if you innocently pass on non-public information about the Company to a friend or family member who then acts on such information and buys or sells the Company's shares. To avoid inadvertent disclosure of non-public material information, directors, officers and employees should not discuss such information with or in the presence of any unauthorized persons, including family members and friends.

Confidentiality

3.9            Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.

3.10          Confidential information includes but is not limited to the following:

  information marked "Confidential," "Private," "For Internal Use Only," or similar legends;

  technical or scientific information relating to current and future products, services or research;

  business or marketing plans or projections;

  earnings and other internal financial data;

  personnel information;

  supply and customer lists;

  information from customers, suppliers and other third parties entrusted to the Company; and

  other non-public information that, if disclosed, might be of use to the Company's competitors, or harmful to the Company or its suppliers, customers or other business partners.

3.11          To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

3.12          The obligation to preserve confidential information continues even after your employment or other relationship with the Company ends.

3.13          This Code is not intended to modify any separate confidentiality agreement to which a director, officer or employee may be subject.

Protection and Proper Use of the Company's Assets

3.14          Directors, officers and employees shall ensure the safeguarding of the Company's assets whether owned directly by the Company or owned by others and in use by the Company's business. Assets of the Company should be used for business of the Company only and not for personal gain of any person.

Fair Dealing

3.15          The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company's customers, suppliers, competitors and other third parties, including governmental agencies. To this end, directors, officers and employees shall not:

  make false or misleading statements to customers, suppliers or other third parties;

  make false or misleading statements about competitors;

  solicit or accept from any person that does business with the Company, or offer to extend to any such person cash of any amount or gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance in influencing the Company's business relationship with that person or which go beyond common courtesies usually associated with accepted business practice;

  solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

  otherwise take unfair advantage of the Company's customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Discrimination and Harassment

3.16          The Company is committed to providing a collegial working environment in which all individuals are treated, and treat each other, with respect. Each individual has the right to work in a professional atmosphere which promotes equal opportunity and prohibits discriminatory practices and harassment on prohibited grounds, which prohibited grounds include race, ancestry, place or origin, colour, ethnic origin, citizenship, creed (religion), gender, sexual orientation, age, marital status, same-gender partnership status, and metal or physical handicap. Improper conduct such as derogatory comments based on racial or ethnic characteristics or religious preferences and unwanted sexual advances, will not be tolerated.

Health and Safety

3.17          The Company strives to provide each of its employees with a safe and healthy workplace. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following health and safety rules and practices instituted by the Company and by reporting accidents, injuries and unsafe equipment, practices or conditions.

3.18          Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated. The use of alcohol in the workplace, other than during social occasions endorsed by the Company, will not be tolerated.

Record Keeping

3.19          The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

3.20          All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail and must conform both to applicable legal requirements and to the Company's system of internal controls.

3.21          Business records and communications often become public, and exaggeration, derogatory remarks and other inappropriate statements about people and other companies must be avoided. This applies to e-mail, internal memos and formal reports. Records should always be retained or destroyed in accordance with the Company's record retention policies.

Accurate and Timely Periodic Reports

3.22          The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

  comply with generally accepted accounting principles at all times;

  maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

  maintain books and records that accurately and fairly reflect the Company's transactions;

  prohibit the establishment of any undisclosed or unrecorded funds or assets;

  maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's shareholder reports are being prepared; and

  present information in a clear and orderly manner in the Company's periodic reports.

Political Contributions

3.23          No Company assets, including employees' work time, use of the Company's facilities or equipment or direct monetary payment, may be contributed to any political candidate, party, political action committee or ballot measure without the permission of the Company's Board of Directors. This does not preclude individuals from participating in any political activities of their choice on an individual basis, with their own money and on their own time.

Reporting and Effect of Violations

4.1            Directors officers and employees are encouraged to report any conduct which they believe in good faith to be violation or apparent violation of this Code. If you believe a violation has occurred, please contact the Company's Chief Financial Officer. If you are concerned about maintaining anonymity, you may send correspondence to Suzanne L. Loov at Borden Ladner Gervais LLP, Calgary. Your calls and correspondence, to the extent permitted by law, will be kept confidential. The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

4.2            The Company's Audit Committee will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees who violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

4.3            As part of the Company's procedure for receiving and handling complaints or concerns about the Company's conduct, the Audit Committee of the Company's Board of Directors has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal auditing controls or auditing matters. The process and procedures that have been established by our Audit Committee for the receipt, retention and treatment of such complaints may be obtained from the Chief Financial Officer.

5. Waivers

5.1            The provisions of this Code may be waived for directors or officers only by a resolution of the Company's independent directors. The provisions of this Code may be waived for employees who are not directors or officers by the Company's Chief Executive Officer. Any waiver of this Code granted to a director or officer will be publicly disclosed as required by the securities exchange or association on which the Company's securities are listed for trading. Any change in or waiver of this Code for senior financial officers will be publicly disclosed as required by the United States Securities and Exchange Commission.